Exhibit 4.1

MODIFICATION AGREEMENT

THIS MODIFICATION AGREEMENT (this "Modification Agreement") is dated as of June 27, 2024 (“Modification Agreement Date”), by and between NORTH MILL CAPITAL LLC, a Delaware limited liability company, d/b/a SLR Business Credit ("Lender"), with a place of business at 821 Alexander Road, Suite 130, Princeton, New Jersey 08540, and OPTICAL CABLE CORPORATION, a Virginia corporation ("Optical"), with its chief executive office located at 5290 Concourse Drive, Roanoke, Virginia 24019, and APPLIED OPTICAL SYSTEMS, INC., a Delaware corporation ("Applied"), with its chief executive office located at 1700 Capital Avenue, Suite 150, Plano Texas 75074, and CENTRIC SOLUTIONS LLC, a Delaware limited liability company ("Centric," and together with Optical and Applied, individually and collectively, "Borrower"), with its chief executive office at 1700 Capital Avenue, Suite 150, Plano Texas 75074.

RECITALS

WHEREAS, Lender and Borrower entered into a Loan and Security Agreement dated as of July 24, 2020 (as amended, modified, supplemented, substituted, extended or renewed from time to time, the "Loan Agreement"), which sets forth the terms and conditions of an Eighteen Million Dollar ($18,000,000) Revolving Credit Facility by Lender to Borrower; and

WHEREAS, the Term of the Revolving Credit Facility expires on July 24, 2025; and

WHEREAS, Borrower has applied to Lender for: (a) a two-year extension of the Initial Term; (b) an increase in the Eligible Inventory maximum; and (c) the modification of certain other terms and conditions set forth in the Loan Agreement and other Loan Documents;

WHEREAS, Lender has approved the foregoing application of Borrower on the terms and condition set forth herein; and

WHEREAS, Borrower and Lender desire to amend and modify the terms of the Loan Agreement, as provided herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto adopt the above recitals and agree as follows:

1.         Definitions. The foregoing recitals are incorporated in and constitute terms of this Modification Agreement. Capitalized terms used herein, but not defined herein, shall have the same meanings ascribed to such terms in the Loan Agreement. The term "Modification Agreement," as defined in the preamble to this Modification Agreement, is incorporated by reference into the Loan Agreement.

2.         Estoppel; Release. To induce the Lender to enter into this Modification Agreement, Borrower represents and warrants to the Lender that it has no defenses, offsets or counterclaims regarding its Obligations under the Loan Agreement and the other Loan Documents to which it is a party. To induce Lender to enter into this Modification Agreement, Borrower waives and releases and forever discharges Lender and its officers, directors, investors, bank group members, attorneys, agents, and employees from any liability, damage, claim, loss or expense of any kind that it may have against Lender or any of them arising out of or relating to the Obligations, the Loan Documents and the Collateral. Borrower further agrees to indemnify and hold Lender and its officers, directors, investors, bank group members, attorneys, agents and employees harmless from any loss, damage, judgment, liability or expense (including reasonable attorneys' fees) suffered by or rendered against Lender or any of them on account of any claims arising out of or relating to the Obligations.

3.         Specific Amendments to the Loan Agreement. Effective the date hereof, the Loan Agreement is amended in the following particulars:

(a)         The following definitions in Section 1.1 (Terms) of the Loan Agreement are hereby modified to read as follows:

“Termination Date means (a) July 24, 2027 (which represents a two-year extension of the initial term which would have ended on July 24, 2025 but for such extension with such extended period now being, the Initial Term) unless such date is extended pursuant to Section 3.1 hereof, and if so extended on one or more occasions the last date of the last such extension, or (b) if earlier terminated by Lender pursuant to Section 9.1 hereof, the date of such termination.”

In connection with the foregoing extension of the Initial Term, all references to the "Termination Date" in the Revolving Credit Master Promissory Note of Borrower to the order of Lender and dated July 24, 2020 are deemed to mean July 24, 2027.

(b)         In consideration of Lender's agreement to extend the Initial Term of Revolving Credit Facility, Section 2.7 (Facility Fee) is deleted and replaced with the following revised Section 2.7 (Facility Fee):

“2.7         Facility Fee. In consideration of Lender's entering into this Agreement, Borrower shall pay to Lender an annual facility fee (the Facility Fee) as follows:

(a)         (i)         For the first (1st) contract (loan) year of the Initial Term, Borrower shall pay to Lender a Facility Fee equal to one percent (1%) of the sum of (x) Ten Million Dollars ($10,000,000) of the Advance Limit plus (y) any Advances other than under the Revolving Credit Facility. One twelfth (1/12) of such Facility Fee shall be paid simultaneously with the execution of this Agreement, and the remaining amount shall be paid in installments of like amount on the first (1st) day of each month thereafter until paid in full.

(ii)         In addition, if the amount owed under the Revolving Credit Facility during the first (1st) contract (loan) year of the Initial Term (A) exceeds Ten Million Dollars ($10,000,000), but is equal to or less than Eleven Million Dollars ($11,000,000), an additional Facility Fee of Ten Thousand Dollars ($10,000) will be charged at the initial occurrence thereof, (B) exceeds Eleven Million Dollars ($11,000,000), but is less than or equal to Twelve Million Dollars ($12,000,000), an additional Facility Fee of Ten Thousand Dollars ($10,000) will be charged at the initial occurrence thereof, (C) exceeds Twelve Million Dollars ($12,000,000), but is less than or equal to Thirteen Million Dollars ($13,000,000), an additional Facility Fee of Ten Thousand Dollars ($10,000) will be charged at the initial occurrence thereof, (D) exceeds Thirteen Million Dollars ($13,000,000), but is less than or equal to Fourteen Million Dollars ($14,000,000), an additional Facility Fee of Ten Thousand Dollars ($10,000) will be charged at the initial occurrence thereof, (E) exceeds Fourteen Million Dollars ($14,000,000), but is less than or equal to Fifteen Million Dollars ($15,000,000), an additional Facility Fee of Ten Thousand Dollars ($10,000) will be charged at the initial occurrence thereof, (F) exceeds Fifteen Million Dollars ($15,000,000), but is less than or equal to Sixteen Million Dollars ($16,000,000), an additional Facility Fee of Ten Thousand Dollars ($10,000) will be charged at the initial occurrence thereof, (G) exceeds Sixteen Million Dollars, but is less than or equal to Seventeen Million Dollars ($17,000,000), an additional Facility Fee of Ten Thousand Dollars ($10,000) will be charged at the initial occurrence thereof, or (H) exceeds Seventeen Million Dollars ($17,000,000), but is less than or equal to the Advance Limit (that is, Eighteen Million Dollars ($18,000,000)), an additional Facility Fee of Ten Thousand Dollars ($10,000) will be charged at the initial occurrence thereof (each such $1,000,000 increment in clauses (A)-(H) above, being hereinafter referred to as an Increment). The highest Daily Balance of the Revolving Credit Facility during the first (1st) contract (loan) year of the Initial Term (rounded upward to the next $1,000,000, unless such amount is a multiple of $1,000,000, in which case, such amount need not be rounded upward), but in no event less than Ten Million Dollars ($10,000,000), shall hereinafter be referred to as the First Year Benchmark Advance Amount.

(b)         (i)         For the second (2nd) contract (loan) year of the Initial Term, Borrower shall have paid to Lender a Facility Fee equal to one percent (1%) of the sum of (x) the First Year Benchmark Advance Amount plus (y) any Advances other than under the Revolving Credit Facility. One twelfth (1/12) of such Facility Fee was paid on August 1, 2021, and the remaining amount was paid in installments of like amount on the first (1st) day of each month thereafter until paid in full.

(ii)         In addition, Borrower shall have paid to Lender an additional Facility Fee of Ten Thousand Dollars ($10,000) at the initial occurrence that the amount owed under the Revolving Credit Facility during the second (2nd) contract (loan) year of the Initial Term exceeds the First Year Benchmark Advance by each applicable Increment. The highest Daily Balance of the Revolving Credit Facility during the second (2nd) contract (loan) year of the Initial Term (rounded upward to the next $1,000,000 unless such amount is a multiple of $1,000,000, in which case, such amount need not be rounded upward), but in no event less than the First Year Benchmark Advance Amount, shall hereinafter be referred to as the Second Year Benchmark Advance Amount.

(c)         (i)         For the third (3rd) contract (loan) year of the Initial Term, Borrower shall have paid to Lender a Facility Fee equal to one percent (1%) of the sum of (x) the Second Year Benchmark Advance Amount plus (y) any Advances other than under the Revolving Credit Facility. One twelfth (1/12) of such Facility Fee was paid on August 1, 2022, and the remaining amount was paid in installments of like amount on the first (1st) day of each month thereafter until paid in full.

(ii)         In addition, Borrower shall have paid to Lender an additional Facility Fee of Ten Thousand Dollars ($10,000) at the initial occurrence that the amount owed under the Revolving Credit Facility during the third (3rd) contract (loan) year of the Initial Term exceeds the Second Year Benchmark Advance Amount by each applicable Increment. The highest Daily Balance of the Revolving Credit Facility during the third (3rd) contract (loan) year of the Initial Term (rounded upward to the next $1,000,000 unless such amount is a multiple of $1,000,000, in which case, such amount need not be rounded upward), but in no event less than the Second Year Benchmark Advance Amount, shall hereinafter be referred to as the Third Year Benchmark Advance Amount.

(d)         (i)         For the fourth (4th) contract (loan) year of the Initial Term, Borrower shall have paid to Lender a Facility Fee equal to one percent (1%) of the sum of (x) the Third Year Benchmark Advance Amount plus (y) any Advances other than under the Revolving Credit Facility. One twelfth (1/12) of such Facility Fee was paid on August 1, 2023, and the remaining amount was paid in installments of like amount on the first (1st) day of each month thereafter until paid in full.

(ii)         In addition, Borrower shall have paid to Lender an additional Facility Fee of Ten Thousand Dollars ($10,000) at the initial occurrence that the amount owed under the Revolving Credit Facility during the fourth (4th) contract (loan) year of the Initial Term exceeds the Third Year Benchmark Advance Amount by each applicable Increment. The highest Daily Balance of the Revolving Credit Facility during the fourth (4th) contract (loan) year of the Initial Term (rounded upward to the next $1,000,000 unless such amount is a multiple of $1,000,000, in which case, such amount need not be rounded upward), but in no event less than the Third Year Benchmark Advance Amount, shall hereinafter be referred to as the Fourth Year Benchmark Advance Amount.

(e)         (i)         For the fifth (5th) contract (loan) year of the Initial Term, Borrower shall pay to Lender a Facility Fee equal to one percent (1%) of the sum of (x) the Fourth Year Benchmark Advance Amount plus (y) any Advances other than under the Revolving Credit Facility. One twelfth (1/12) of such Facility Fee shall be paid on August 1, 2024, and the remaining amount shall be paid in installments of like amount on the first (1st) day of each month thereafter until paid in full.

(ii)         In addition, Borrower shall pay to Lender an additional Facility Fee of Ten Thousand Dollars ($10,000) at the initial occurrence that the amount owed under the Revolving Credit Facility during the fifth (5th) contract (loan) year of the Initial Term exceeds the Fourth Year Benchmark Advance Amount by each applicable Increment. The highest Daily Balance of the Revolving Credit Facility during the fifth (5th) contract (loan) year of the Initial Term (rounded upward to the next $1,000,000 unless such amount is a multiple of $1,000,000, in which case, such amount need not be rounded upward), but in no event less than the Fourth Year Benchmark Advance Amount, shall hereinafter be referred to as the Fifth Year Benchmark Advance Amount.

(f)         (i)         For the sixth (6th) contract (loan) year of the Initial Term, Borrower shall pay to Lender a Facility Fee equal to one percent (1%) of the sum of (x) the Fifth Year Benchmark Advance Amount plus (y) any Advances other than under the Revolving Credit Facility. One twelfth (1/12) of such Facility Fee shall be paid on August 1, 2025, and the remaining amount shall be paid in installments of like amount on the first (1st) day of each month thereafter until paid in full.

(ii)         In addition, Borrower shall pay to Lender an additional Facility Fee of Ten Thousand Dollars ($10,000) at the initial occurrence that the amount owed under the Revolving Credit Facility during the sixth (6th) contract (loan) year of the Initial Term exceeds the Fifth Year Benchmark Advance Amount by each applicable Increment. The highest Daily Balance of the Revolving Credit Facility during the sixth (6th) contract (loan) year of the Initial Term (rounded upward to the next $1,000,000 unless such amount is a multiple of $1,000,000, in which case, such amount need not be rounded upward), but in no event less than the Fourth Year Benchmark Advance Amount, shall hereinafter be referred to as the Sixth Year Benchmark Advance Amount.

(g)         (i)         For the seventh (7th) contract (loan) year of the Initial Term, Borrower shall pay to Lender a Facility Fee equal to one percent (1%) of the sum of (x) the Sixth Year Benchmark Advance Amount plus (y) any Advances other than under the Revolving Credit Facility. One twelfth (1/12) of such Facility Fee shall be paid on August 1, 2026, and the remaining amount shall be paid in installments of like amount on the first (1st) day of each month thereafter until paid in full.

(ii)         In addition, Borrower shall pay to Lender an additional Facility Fee of Ten Thousand Dollars ($10,000) at the initial occurrence that the amount owed under the Revolving Credit Facility during the seventh (7th) contract (loan) year of the Initial Term exceeds the Sixth Year Benchmark Advance Amount by each applicable Increment. The highest Daily Balance of the Revolving Credit Facility during the sixth (6th) contract (loan) year of the Initial Term (rounded upward to the next $1,000,000 unless such amount is a multiple of $1,000,000, in which case, such amount need not be rounded upward), but in no event less than the Fourth Year Benchmark Advance Amount, shall hereinafter be referred to as the Seventh Year Benchmark Advance Amount.

The Facility Fee for the entire Initial Term is deemed to be fully earned upon the execution of this Agreement and on the date of the Modification Agreement. The unpaid balance of the Facility Fee for the entire Initial Term shall be payable in full on the earlier of (a) termination of this Agreement and (b) at Lender's option, upon Lender's declaration of an Event of Default. Should Lender and Borrower agree to continue this Agreement beyond the Initial Term, both parties shall negotiate the terms of a Facility Fee during any extension/renewal thereof.”

(c)         Section 3.2 (Termination Fee) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

"3.2 Termination Fee. If the Term is terminated by Lender upon the occurrence of an Event of Default or is terminated by Borrower, other than in compliance with Section 3.1 (Term and Renewal Date) of the Loan Agreement, in view of the impracticability and extreme difficulty of ascertaining actual damages, and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits, as a result thereof, in addition to payment of all principal, interest, fees, expenses and other Obligations, Borrower shall pay Lender upon the effective date of such termination a fee in an amount equal to: (a) two percent (2%) of the sum of the then effective Benchmark Advance Amount plus any Advances by Lender to or on behalf of Borrower other than under the Revolving Credit Facility, if such termination occurs on or after the Modification Agreement Date but on or prior to July 24, 2026; (b) one percent (1%) of the sum of the then effective Benchmark Advance Amount plus any Advances by Lender to or on behalf of Borrower other than under the Revolving Credit Facility, if such termination occurs on or after July 25, 2026 and on or prior to March 31, 2027; and (c) one-half percent (0.5%) of the sum of the then effective Benchmark Advance Amount plus any Advances by Lender to or on behalf of Borrower other than under the Revolving Credit Facility, if such termination occurs on or after April 1, 2027 and on or prior to the termination of the Initial Term (which is currently, July 24, 2027). (Should Lender and Borrower agree to continue this Agreement beyond the Initial Term (as extended by the Modification Agreement), both parties shall negotiate the terms of a termination fee during any extension/renewal thereof.) Such fee shall be presumed to be the amount of damages sustained by Lender as the result of termination, and Borrower acknowledges that such fee is reasonable under the circumstances currently existing. The fee provided for in this Section 3.2 shall be deemed included in the Obligations. Notwithstanding the foregoing, in the event that Optical is acquired by a third-party on a date that is on or after the date of the Modification Agreement, and in connection with such acquisition the Term is terminated by Borrower in connection with said Acquisition, the termination fee shall be reduced to one percent (1%) through March 31, 2027 and one-half percent (0.5%) April 1, 2027 through July 24, 2027."

(d)         Section 2.1 (Revolving Advances; Advance Limit) of the Loan Agreement is hereby deleted in its entirety and is replaced with the following:

"2.1         Revolving Advances; Advance Limit. Upon the request of Borrower made at any time from and after the date hereof until the Termination Date, and so long as no Event of Default has occurred, Lender may, in its sole and absolute discretion, make Advances to Borrower under a revolving credit facility (the Revolving Credit Facility) in an amount up to:

(a)         eighty-five percent (85%) of the aggregate outstanding amount of Eligible Accounts (the Eligible Accounts Loan Value), so long as Dilution is less than three percent (3%); plus

(b)         the lowest of:

(i)         (x) an amount up to thirty-five percent (35%) of the aggregate value of Eligible Inventory;

(ii)         Seven Million Dollars ($7,000,000); and

(iii)         an amount not to exceed one hundred percent (100%) of the then outstanding Eligible Accounts Loan Value;

(c)         minus the Availability Block (the sum of amounts of clauses (a) and (b) less (c) being, the Borrowing Base);

provided, however, in no event at any time shall the maximum aggregate principal amount outstanding under the Revolving Credit Facility exceed Eighteen Million Dollars ($18,000,000) (said dollar limit being, the Advance Limit). Notwithstanding the foregoing, for the period commencing on the Modification Agreement Date through December 31, 2024, the inventory material identified and set forth on Schedule 1 attached hereto (“Scheduled Inventory”) that would otherwise be deemed ineligible as slow-moving will be deemed Eligible Inventory by Lender; provided, however, that in no event shall the amount of the Borrowing Base attributable to such otherwise deemed ineligible Scheduled Inventory exceed Three Hundred Thousand Dollars ($300,000). Lender may create reserves against, or reduce its advance percentages based on Eligible Accounts or Eligible Inventory without declaring an Event of Default if Lender determines, in its good faith discretion, that such reserves or reduction are necessary, without limitation, to protect Lender’s interest in the Collateral and/or against diminution in the value of any Collateral and/or to insure that the prospect of payment or performance by Borrower of its Obligations to Lender are not impaired.”

4.         Conditions to Effectiveness of this Modification Agreement. As conditions precedent to this Modification Agreement, Borrower shall deliver, or cause to be delivered to Lender, or Lender shall have received the following, all in form and substance satisfactory to Lender, on or before the date hereof:

(a)         This Modification Agreement, duly executed by Borrower;

(b)         Current UCC and good standing searches on Borrower, showing no results objectionable to Lender.

5.         Reaffirmation of Representations and Warranties. Borrower hereby reaffirms the representations and warranties made by it in the Loan Agreement and all of the other Loan Documents as fully and completely as if set forth herein at length and made anew. All of such representations and warranties are true, correct and complete as of the date hereof (except as to such representations and warranties which are made as of a specified date, in which case such representations and warranties remain true as of such date). In addition, Borrower represents and warrants to the Lender that:

(a)         No consent or approval of, or exemption by any person is required to authorize, or is otherwise required in connection with the execution and delivery of this Modification Agreement, which has not been obtained and which remains in full force and effect;

1 Lender shall have the right to order an update inventory appraisal every twelve (12) months thereafter or upon the existence of an Event of Default, in each case with all costs of any such inventory appraisal to be paid by Borrower.

(b)         Borrower has the power to execute, deliver and carry out this Modification Agreement and all documents executed in connection herewith, and this Modification Agreement has been duly authorized by all requisite corporate and limited liability action, as the case may be, and are valid, binding and enforceable as against Borrower in accordance with their terms;

(c)         No material adverse change in the financial condition of Borrower has occurred since the date of the most recent financial statements of Borrower submitted to Lender, and the information contained in said statements and reports is true and correctly reflects the financial condition of Borrower as of the dates of the statements and reports, and such statements and reports have been prepared in accordance with GAAP and do not contain any material misstatement of fact or omit to state any facts necessary to make the statements contained therein not misleading; and

(d)         No default or Event of Default exists under the Loan Agreement.

6.         Reaffirmation of Covenants. Borrower hereby reaffirms the affirmative and negative covenants set forth in the Loan Agreement and the other Loan Documents as fully and completely as if set forth herein at length (except as otherwise revised herein), and agrees that such covenants shall remain in full force and effect until payment in full of the Obligations.

7.         Reaffirmation of Security Interests and Liens. Borrower hereby confirms the security interests and liens granted by Borrower to Lender in, to and under the Collateral in accordance with the Loan Agreement and other Loan Documents as security for its Obligations to Lender and acknowledges that such security interests shall continue unimpaired and in full force and effect. Borrower represents and warrants that, as of the date hereof, there are no claims, setoffs or defenses to the Lender's exercise of any rights or remedies available to it as a creditor in realizing upon such assets under the terms and conditions of the Loan Agreement and the other Loan Documents and the security interests and liens in favor of Lender on such assets shall cover and secure all of Borrower's existing and future Obligations to Lender, as modified by this Modification Agreement.

8.         Miscellaneous.

(a)         Borrower agrees to pay any and all fees and expenses, including reasonable counsel fees (including allocated fees of in-house counsel) incurred by Lender in connection with the preparation and execution of this Modification Agreement and all other documents executed in connection herewith.

(b)         This Modification Agreement is intended to supplement and modify the Loan Agreement and the rights and obligations of the parties under the Loan Agreement shall not in any way be vacated, modified or terminated except as herein provided. All terms and conditions contained in each and every agreement or promissory note or other evidence of indebtedness of Borrower to Lender are incorporated herein by reference. If there is a conflict between any of the provisions heretofore entered into and the provisions of this Modification Agreement, then the provisions of this Modification Agreement shall govern. By entering into this Modification Agreement Lender is not waiving any Event of Default, if any so exists, or any of its rights and remedies as a consequence thereof. Borrower and Lender each expressly ratifies and confirms waiver of jury trial provisions contained in the Loan Documents.

(c)         This Modification Agreement shall be construed in accordance with the substantive laws of the State of New Jersey without regard to conflict of laws.

(d)         This Modification Agreement will be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns.

(e)         This Modification Agreement may be executed and delivered in counterparts and by facsimile or other electronic delivery means, with each such counterpart and facsimile or other electronic delivery means constituting a valid, effective and enforceable agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Modification Agreement to be executed and delivered as of the day and year first above written.

OPTICAL CABLE CORPORATION

By:	/s/ Neil D. Wilkin, Jr.
	Name:	Neil D. Wilkin, Jr.
	Title:	President and CEO

APPLIED OPTICAL SYSTEMS, INC.

By:	/s/ Neil D. Wilkin, Jr.
	Name:	Neil D. Wilkin, Jr.
	Title:	President and CEO

CENTRIC SOLUTIONS LLC

By:	/s/ Neil D. Wilkin, Jr.
	Name:	Neil D. Wilkin, Jr.
	Title:	President and CEO

NORTH MILL CAPITAL LLC d/b/a
SLR Business Credit

By:	/s/ Beatriz Hernandez
	Name:	Beatriz Hernandez
	Title:	Executive Vice President